Exhibit 23.2

[On Moore Stephens Letterhead]

July 27, 2017

The Board of Directors

Nam Tai Property Inc.

Unit 1201, 12/F

Tower 1, Lippo Centre

89 Queensway

Hong Kong

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement pertaining to the Nam Tai Property Inc. 2017 Stock Option Plan on Form S-8 of our report, relating to the consolidated financial statements of Nam Tai Property Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 10, 2017 appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2016.

Yours faithfully,

/s/ Moore Stephens CPA Limited

Certified Public Accountants

Hong Kong